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                                                                     Exhibit 7.4

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                          OF SERIES B PREFERRED STOCK
                                       OF
                               MARKET FACTS, INC.

                 Pursuant to Section 151 of the Corporation Law
                            of the State of Delaware


     Market Facts, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of
Section 151 thereof, DOES HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, the Board of Directors on June 5, 1996, adopted the following resolution creating a series of 100 shares of Preferred Stock designated as Series B Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board by ARTICLE IV of the Certificate of Incorporation, a series of Preferred Stock of the Corporation shall be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1. Definitions. Capitalized terms used herein shall, unless otherwise specified, have the meanings provided for in the Investment Agreement by and among the Corporation, MFI Associates, Inc. and MFI Investors L.P. (the "Investment Agreement"). In addition, all references herein to "beneficial ownership" shall mean beneficial ownership as defined in Section 1.3 of the Investment Agreement.

     Section 2. Designation and Amount. The shares of such series shall be designated as the "Series B Preferred Stock" and the number of shares constituting such series shall be 100.

     Section 3. Issuance to Partnership; No Transfers By Partnership. The Series B Preferred Stock shall be issued only to the Partnership pursuant to the Investment Agreement. The Partnership shall not be permitted to transfer (as that term is defined in Section 8.3(a) of the Investment Agreement) any shares of Series B Preferred Stock without the approval of the Board of Directors. The certificates evidencing the Series B Preferred Stock shall contain a conspicuous legend setting forth such transfer restriction.

     Section 4. Dividends and Distributions. The holders of the Series B Preferred Stock shall not be entitled to receive dividends.
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     Section 5.   Voting Rights.  The holder or holders of the outstanding
shares of Series B Preferred Stock shall not be entitled to vote on any matter except as required by law; provided, however, that for so long as and only for so long as (1) the Partnership beneficially owns all of the outstanding shares of the Series B Preferred Stock, (2) there has not been a Change of Control, and
(3) the Investment Agreement shall not have been terminated pursuant to Section 10.1, the holder of such shares shall be entitled to vote with respect to the following matters and to have the following related rights:

     (A)  Election of Directors.

          (i) As of the Closing, the Partnership, as the holder of the outstanding shares of Series B Preferred Stock, shall be entitled to elect one (1) director in the class of directors whose present terms of office expire in 1999 (the "1999 Class") and two (2) directors in the class of directors whose present terms of office expire in 1998 (the "1998 Class") (collectively, the "Series B Directors" and the "Series B Directorships"). There after, the Partnership, as the holder of the outstanding shares of the Series B Preferred Stock, shall, subject to the limitations provided for in this Subsection (A), be entitled to elect the Series B Directors with and as the holders of Common Stock of the Corporation are entitled to elect directors in each class of directors that shall include a Series B Director. Subject to the limitations provided for in this Subsection (A), such directors shall hold office until the terms of the directors of the class to which they are elected expire or until their successors are elected and qualified.

          (ii) The number of directors which the Partnership, as the holder of outstanding shares of the Series B Preferred Stock, shall be entitled to elect shall decrease as follows:

               (a) if at any time the Partnership shall, for any reason, beneficially own for a period of 90 consecutive days less than twenty percent (20%), but at least ten percent (10%), of the total combined voting power of all Voting Securities then outstanding, the number of directors that the Partnership shall be entitled to elect shall be reduced to two (2), effective on the 91st consecutive day following the first date on which the Partnership shall beneficially own less than twenty percent (20%) of the total combined voting power of all Voting Securities then outstanding and the term of office of one of the two Series B Directors in the 1998 Class shall terminate on such

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          91st consecutive day. The director in such class whose term of office shall so terminate shall be designated in writing by the Partnership prior to the expiration of such 90 day period; provided that, if no such designation shall have been made prior to such expiration, the term of office of the Independent Director elected by the Partnership, as the holder of the Series B Preferred Stock, shall terminate or, if no Independent Director shall have been elected by the Partnership, the board of directors shall determine the director whose term shall so terminate;

               (b) if at any time the Partnership shall, for any reason, beneficially own less than ten percent (10%), but at least five percent (5%), of the total combined voting power of all Voting Securities then outstanding, the number of directors that the Partnership shall be entitled to elect shall be reduced to one (1) and the term of office of a Series B Director designated by the Partnership, as the holder of the outstanding shares of the Series B Preferred Stock (or if the Partnership shall not have so designated a Series B Director, a Series B Director designated by the Board of Directors), shall terminate, effective immediately upon such occurrence; and

               (c) if at any time the Partnership shall, for any reason, beneficially own less than five percent (5%) of the total combined voting power of all Voting Securities then outstanding, the Partnership shall, effective immediately upon such occurrence, no longer be entitled to elect any directors of the Corporation and the term of office of the remaining Series B Director shall terminate.

          (iii) For so long as the Partnership beneficially owns in excess of fifteen percent (15%) of the total combined voting power of all Voting Securities then outstanding, the Corporation shall not, without the affirmative vote of the Partnership, as the holder of the outstanding shares of the Series B Preferred Stock, appoint an audit or compensation committee of the Board of Directors unless in either case one (1) Series B Director shall be a member of such committee of the Board of Directors.

          (iv) Notwithstanding the other provisions of this subsection (A) of this Section 5, the term of office of any and all Series B Directors shall terminate immediately upon a Change of Control or the termination

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     of the Investment Agreement pursuant to Section 10.1 thereof.

          (v) As of the Closing, the Corporation shall cause there to be three
     (3) vacancies on the Board of Directors, one (1) in the 1999 Class and two
     (2) in the 1998 Class.

          (vi) No director elected by the Partnership may be a Competitor. So long as at least three (3) members of the Board of Directors (other than the directors elected by the Partnership) are Independent Directors and the Partnership is entitled to elect three (3) directors, one (1) of the directors elected by the Partnership to the 1998 Class shall be an Independent Director.

          (vii) So long as any Series B Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the Partnership, as the holder of the outstanding shares of Series B Preferred Stock, expand the Board of Directors to consist of more than eleven (11) directors.

          (viii) Without the affirmative vote of the Partnership, as the holder of the outstanding shares of Series B Preferred Stock, the Corporation shall not take any action at a Board of Directors' meeting unless (i) at least one (1) Series B Director is present (in person or telephonically) at such meeting, or (ii) written notice of such meeting has been provided to directors at least (5) days in advance of such meeting.

          (ix) The right of the holders of Series B Preferred Stock to elect directors may be exercised initially by the written consent of the Partnership, as the holder of the outstanding shares of Series B Preferred Stock, at any time following the Closing, and thereafter at each annual meeting of stockholders or by written consent in lieu of action at any annual meeting. The absence of a quorum of the holders of Common Stock at any annual meeting of stockholders shall not affect the exercise by the holders of Series B Preferred Stock of such voting right.

          (x) Any vacancy in a Series B Directorship may be filled only by the vote of a majority of the remaining Series B Directors, or by the sole such remaining Series B Director, or, if not so filled, by the Partnership, as the holder of the outstanding shares of Series B Preferred Stock.

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     (B) Amendments.  The Certificate of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Partnership, as the holder of the outstanding shares of Series B Preferred Stock, so as to affect such rights adversely without the affirmative vote of the Partnership, as the holder of the outstanding shares of Series B Preferred Stock.

     (C) Mergers, Consolidations, Etc. Without the affirmative vote of the Partnership, as the holder of the outstanding shares of Series B Preferred Stock, the Corporation shall not enter into any consolidation, merger, combination or other transaction the consummation of which would (1) cause the Partnership to cease to be the owner of any shares of Series B Preferred Stock or (2) adversely affect the rights of the Partnership, as the holder of the outstanding shares of Series B Preferred Stock, set forth herein, unless, in either case, all of the holders of Voting Securities at the time of such consummation shall, pursuant to such transaction, cease to be holders of any shares of Voting Securities and such holders are not, in the aggregate, as a result of such consummation, entitled to receive all or substantially all of the equity interests in an entity that owns, directly or indirectly, substantially all of the assets owned by the Corporation immediately prior to such consummation, including a merger with a direct or indirect wholly-owned subsidiary of the Corporation.

     Section 6. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired, and the certificate or certificates representing such shares shall be canceled, promptly after the acquisition thereof. All such shares shall, upon such retirement and cancellation, and upon the taking of any action required under applicable law, become authorized but unissued shares of Preferred Stock and may not be reissued as shares of Series B Preferred Stock, but may reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

     Section 7. Redemption. The shares of Series B Preferred Stock shall be redeemed, at the redemption price of $1.00 per share (the "Redemption Price"), at any time the holders of the Series B Preferred Stock shall not be entitled to elect any directors pursuant to subsection A of Section 5 hereof. Notice of such redemption shall be given no less than five (5) business days prior to the redemption (the "Redemption Date"). From and after the Redemption Date, unless the Corporation shall fail to make available sufficient funds to effect the redemption of all of the outstanding shares of the Series B Preferred Stock, such shares shall no longer be deemed to be outstanding shares for any purpose and shall be deemed to have been reacquired by the Corporation, and the holder or holders of such shares shall not have any rights with respect to such shares except the right to receive the Redemption

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Price for each share upon the surrender to the Corporation of the certificates therefor.

     Section 8. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holder or holders of the outstanding shares of Series B Preferred Stock shall be entitled to receive one dollar ($1.00) for each share so held (the "Liquidation Amount") before the payment of any amounts to the holders of Common Stock of the Corporation.

     IN WITNESS WHEREOF, Market Facts, Inc. has caused this Certificate to be executed by Wesley S. Walton, its Secretary, this 5th day of June, 1996.


                                MARKET FACTS, INC.



                                By:/s/ Wesley S. Walton
                                     Wesley S. Walton
                                     Secretary

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